Revenue During First Six Months of Fiscal Year 2015, excluding Japan, Increased 4.5%

Repurchased $4.6 Million Common Stock in Second Quarter

Generated $13 Million of Adjusted EBITDA in the First Six Months of Fiscal Year 2015

Salt Lake City, UT, February 4, 2015, LifeVantage Corporation (NASDAQ: LFVN) today reported financial results for its second quarter and six months ended December 31, 2014.

Second Quarter Fiscal 2015 Highlights:

•	Revenue was $48 million compared to $52 million in the prior year period;

•	Revenue, excluding Japan, increased by 1.6% compared to the prior year period;

•	Operating income was $3.1 million, compared to $5.2 million in the prior year period;

•	Repurchased $4.6 million or 3.5 million shares; and

•	Opened corporate office in Hong Kong.

Dave S. Manovich, Executive Vice Chairman of LifeVantage stated, "We do not believe the overall second quarter results reflect the strength of our distribution network or our expanded, scientifically-validated product line. In order to improve upon these results and return to meaningful top line growth and reignite growth and enthusiasm in our Company we recently implemented executive changes within our management team.”

“During the second quarter, we achieved growth in several markets, including our core Americas market, but this was offset by lower sales primarily in Japan. We are disappointed that pressures in the Japan market continue to impact our overall performance and know we can do better in this market as proven by previous results. We are intensely focused on identifying and implementing corrective actions designed to stabilize our efforts in Japan and improve growth rates in our other countries as well.”

Mr. Manovich continued, “We are encouraged by our distributors’ and customers’ positive responses to our expanded product offerings, including Axio and TrueScience, but we need to do a better job of engaging with our distributors to ensure that we are taking the right steps to maximize the sales of our newest products. We also are making progress with our geographic expansion efforts. In the second quarter, we opened a corporate office in Hong Kong, which we expect will facilitate a more expedited process for purchasing and receiving products in the region. In addition, we remain on track to commence sales in Thailand during the current fiscal year.”

Second Quarter Fiscal 2015 Results

For the second fiscal quarter ended December 31, 2014, the Company reported revenue of $48.2 million, compared to $51.5 million for the same period in fiscal 2014. Revenue reflects an increase of 2% in the Americas, and a decrease in the Asia/Pacific region of 23%, primarily due to the decline in Japan. Revenue for the quarter was negatively impacted $1.6 million, or 3%, by foreign currency fluctuation.

Operating income for the second fiscal quarter of 2015 was $3.1 million, compared to $5.2 million in the second fiscal quarter of 2014. Additionally, Adjusted EBITDA was $4.2 million for the second fiscal quarter of 2015, compared to $6.4 million in the prior year period.

Commissions and incentives for the second fiscal quarter of 2015 were $23.2 million, or 48.1% of revenue, compared to $25.4 million, or 49.3% of revenue, in the same period last year. Selling, general and administrative expenses (SG&A) for the second fiscal quarter of 2015 were $14.5 million, or 30.0% of revenue, compared to $13.0 million, or 25.3% of revenue, in the same period last year. The increase in SG&A expenses is a result of the Company continuing to invest in sales, marketing and product development initiatives, primarily due to its investment in the October 2014 Axio product launch.

Net income for the second fiscal quarter of 2015 was $1.5 million, or $0.01 per diluted share, calculated on 100.7 million fully diluted shares. This compares to net income in the second fiscal quarter of 2014 of $3.3 million, or $0.03 per diluted share, calculated on 112.4 million fully diluted shares.

Fiscal 2015 First Six Months Results

For the six months ended December 31, 2014, the Company reported net revenue of $99.9 million, compared to $102.9 million in the prior year period. Revenue in the Americas increased 4%, while revenue in Asia Pacific decreased 16% due primarily to lower sales in Japan. Revenue for the first six months of fiscal 2015 was negatively impacted $2.3 million, or 4%, by foreign currency fluctuation.

Operating income for the first six months of fiscal 2015 was $10.9 million, compared to $10.2 million in the prior year period Additionally, Adjusted EBITDA was $13.0 million for the first six months of fiscal 2015, compared to $12.7 million in the prior year. First six months fiscal 2015 operating income and Adjusted EBITDA include the benefit of approximately $2 million from proceeds recovered and related to the Company's December 2012 product recall.

Net income for the first six months of fiscal 2015 was $6.2 million, or $0.06 per diluted share, compared to $6.5 million, or $0.06 per diluted share in the prior year period.

Balance Sheet & Liquidity

The Company generated $8.0 million of cash flow from operations in the first six months of fiscal 2015. Cash flow benefited from a one-time cash settlement of approximately $2 million in the first quarter. The $3.2 million increase in inventory is related to the Company’s recent product launches, TrueScience and Axio, and partially due to the recent decline in revenue. The Company's cash and cash equivalents at December 31, 2014 were $18.6 million, compared to $20.4 million at the end of fiscal year 2014. The Company repaid $2.3 million of debt during the first six months of fiscal 2015. During the first six months fiscal 2015, the Company has returned $6.6 million to shareholders by repurchasing a total of 4.9 million shares. The Company entered the third quarter with $4.4 million remaining on its current $7 million share repurchase program announced on November 6, 2014.

Fiscal Year 2015 Guidance

The Company is updating its guidance for fiscal year 2015. Due to the downward pressures related to Japan revenue, and a softening in our other markets the Company expects to generate revenue in the range of $185 million to $195 million in fiscal year 2015. The Company has modeled Japan to decline by approximately 40% with the remaining countries collectively impacting revenue from a negative 3.0% at the bottom end of our range, to a positive 4% at the top end of our range, on a year-over-year basis. The Company expects its operating margin to be in the range of 7% to 9% and earnings per diluted share in the range of $0.06 to $0.08, based on an estimated 101 million diluted shares and a 33% effective tax rate.

Conference Call Information

The Company will hold an investor conference call today at 2:30 p.m. Mountain time (4:30 p.m. Eastern time). Investors interested in participating in the live call can dial (888) 215-7015 from the U.S. International callers can dial (913) 643-4201. A telephone replay will be available approximately two hours after the call concludes and will be available through Friday, February 6, 2015, by dialing (877) 870-5176 from the U.S. and entering confirmation code 3120122, or (858) 384-5517 from international locations, and entering confirmation code 3120122.

There also will be a simultaneous, live webcast available on the Investor Relations section of the Company's web site at http://investor.lifevantage.com/events.cfm. The webcast will be archived for approximately 30 days.

About LifeVantage Corporation

LifeVantage Corporation (Nasdaq:LFVN), is a science based network marketing company that is dedicated to visionary science that looks to transform health, wellness and anti-aging internally and externally at the cellular level. The company is the maker of Protandim®, the Nrf2 Synergizer® patented dietary supplement, the TrueScience™ Anti-Aging Skin Care Regimen, Canine Health, and the AXIO™ energy product line. LifeVantage was founded in 2003 and is headquartered in Salt Lake City, Utah.
Forward Looking Statements

This document contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words and expressions reflecting optimism, satisfaction or disappointment with current prospects, as well as words such as "believe," "hopes," "intends," "estimates," "expects," "projects," "plans," "anticipates," "look forward to" and variations thereof, identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. Examples of forward-looking statements include, but are not limited to, statements we make regarding our future revenue, operating income, operating margins, earnings per share, cash flow from operations, our expansion and investment in new and existing international markets, our future results of operations in Japan and future investment and growth. Such forward-looking statements are not guarantees of performance and the Company's actual results could differ materially from those contained in such statements. These forward-looking statements are based on the Company's current expectations and beliefs concerning future events affecting the Company and involve known and unknown risks and uncertainties that may cause the Company's actual results or outcomes to be materially different from those anticipated and discussed herein. These risks and uncertainties include, among others, those discussed in greater detail in the Company's Annual Report on Form 10-K and the Company’s Quarterly Report on Form 10-Q under the caption "Risk Factors," and in other documents filed by the Company from time to time with the Securities and Exchange Commission. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this document. All forward-looking statements are based on information currently available to the Company on the date hereof, and the Company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this document, except as required by law.
About Non-GAAP Financial Measures

We define Non-GAAP EBITDA as earnings before interest expense, income taxes, depreciation and amortization and Non-GAAP Adjusted EBITDA as earnings before interest expense, income taxes, depreciation and amortization, stock compensation expense and other income, net. Non-GAAP EBITDA and Non-GAAP Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.

We are presenting Non-GAAP EBITDA and Non-GAAP Adjusted EBITDA because management believes that they provide additional ways to view our operations when considered with both our GAAP results and the reconciliation to net income, which we believe provides a more complete understanding of our business than could be obtained absent this disclosure. Non-GAAP EBITDA and Non-GAAP Adjusted EBITDA are presented solely as a supplemental disclosure because: (i) we believe it is a useful tool for investors to assess the operating performance of the business without the effect of these items; (ii) we believe that investors will find this data useful in assessing shareholder value; and (iii) we use Non-GAAP EBITDA and Non-GAAP Adjusted EBITDA internally as a benchmark to evaluate our operating performance or compare our performance to that of our competitors. The use of Non-GAAP EBITDA and Non-GAAP Adjusted EBITDA has limitations and you should not consider these measures in isolation from or as an alternative to the relevant GAAP measure of net income prepared in accordance with GAAP, or as a measure of profitability or liquidity.
The tables set forth below present Non-GAAP EBITDA and Non-GAAP Adjusted EBITDA which are non-GAAP financial measures to Net Income, our most directly comparable financial measure presented in accordance with GAAP.

Investor Relations Contact:
Cindy England (801) 432-9036
Director of Investor Relations
-or-
John Mills (646) 277-1254
Partner, ICR INC

LIFEVANTAGE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In thousands, except per share data)	As of
ASSETS	Dec. 31, 2014	June 30, 2014
Current assets
Cash and cash equivalents	$18,647	$20,387
Accounts receivable	1,106	1,317
Income tax receivable	2,320	4,681
Inventory	12,099	8,826
Current deferred income tax asset	158	158
Prepaid expenses and deposits	4,288	4,604
Total current assets	38,618	39,973

Property and equipment, net	6,533	6,941
Intangible assets, net	1,946	2,014
Deferred debt offering costs, net	1,229	1,353
Long-term deferred income tax asset	1,285	1,285
Other long-term assets	1,443	2,433
TOTAL ASSETS	$51,054	$53,999
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$4,002	$2,854
Commissions payable	6,718	7,594
Other accrued expenses	6,136	7,554
Current portion of long-term debt	4,700	4,700

Total current liabilities	21,556	22,702

Long-term debt
Principal amount	23,775	26,125
Less: unamortized discount	(955)	(1,052)
Long-term debt, net of unamortized discount	22,820	25,073
Other long-term liabilities	2,131	2,234
Total liabilities	46,507	50,009
Commitments and contingencies - Note 6
Stockholders' equity
Preferred stock - par value $.001 per share, 50,000 shares authorized; no shares issued or outstanding	0	0
Common stock - par value $.001 per share, 250,000 shares authorized and 98,836 and 102,173 issued and outstanding as of December 31, 2014 and June 30, 2014, respectively	99	102
Additional paid-in capital	116,300	115,244
Accumulated deficit	(111,657)	(111,240)
Accumulated other comprehensive loss	(195)	(116)
Total stockholders’ equity	4,547	3,990
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$51,054	$53,999

LIFEVANTAGE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Unaudited)

	For the Three Months Ended December 31,		For the Six Months Ended December 31,
	2014	2013	2014	2013
(In thousands, except per share data)
Revenue, net	$48,247	$51,538	$99,880	$102,866
Cost of sales	7,486	7,944	13,165	15,753
Gross profit	40,761	43,594	86,715	87,113

Operating expenses:
Commissions and incentives	23,195	25,399	47,769	50,798
Selling, general and administrative	14,476	13,029	28,091	26,079
Total operating expenses	37,671	38,428	75,860	76,877
Operating income	3,090	5,166	10,855	10,236

Other income (expense):
Interest expense	(785)	(833)	(1,593)	(836)
Other income (expense), net	(246)	468	(43)	509
Total other income (expense)	(1,031)	(365)	(1,636)	(327)
Income before income taxes	2,059	4,801	9,219	9,909
Income tax expense	(587)	(1,519)	(3,031)	(3,371)
Net income	$1,472	$3,282	$6,188	$6,538
Net income per share:
Basic	$0.02	$0.03	$0.06	$0.06
Diluted	$0.01	$0.03	$0.06	$0.06
Weighted average shares outstanding:
Basic	97,694	105,770	98,624	110,218
Diluted	100,716	112,392	101,663	117,363

Other comprehensive loss, net of tax:
Foreign currency translation adjustment	(136)	(192)	(79)	(466)
Other comprehensive loss, net of tax:	$(136)	$(192)	$(79)	$(466)
Comprehensive income	$1,336	$3,090	$6,109	$6,072

LIFEVANTAGE CORPORATION AND SUBSIDIARIES
Revenue by Region
(Unaudited)

	For the Three Months Ended December 31,				For the Six Months ended December 31,
	2014		2013		2014		2013
(In thousands)
Americas	$35,040	73%	$34,418	67%	$71,496	72%	$68,916	67%
Asia/Pacific	13,207	27%	17,120	33%	28,384	28%	33,950	33%
Total	$48,247	100%	$51,538	100%	$99,880	100%	$102,866	100%

	Active Independent Distributors (1)
	(Unaudited)

	December 31
	2014		2013
Americas	44,000	66%	43,000	62%
Asia/Pacific	23,000	34%	26,000	38%
Total	67,000	100%	69,000	100%

	Active Preferred Customers (2)
	(Unaudited)

	December 31
	2014		2013
Americas	97,000	82%	110,000	81%
Asia/Pacific	22,000	18%	25,000	19%
Total	119,000	100%	135,000	100%

(1) Active Independent Distributors have purchased product in the prior three months for retail or personal consumption.
(2) Active Preferred Customers have purchased product in the prior three months for personal consumption only.

LIFEVANTAGE CORPORATION AND SUBSIDIARIES
Reconciliation of GAAP Net Income to Non-GAAP Adjusted EBITDA:

	For the Three Months Ended December 31,		For the Six Months Ended December 31,
	2014	2013	2014*	2013
(In thousands)
GAAP Net income	$1,472	$3,282	$6,188	$6,538
Interest Expense	785	833	1,593	836
Provision for income taxes	587	1,519	3,031	3,371
Depreciation and amortization	580	498	1,165	997
Non-GAAP EBITDA:	3,424	6,132	11,977	11,742
Adjustments:
Stock compensation expense	495	707	969	1,475
Other (income) expense, net	246	(468)	43	(509)
Total adjustments	741	239	1,012	966
Non-GAAP Adjusted EBITDA	$4,165	$6,371	$12,989	$12,708

*Six months ended December 31, 2014 results include approximately $2M of a one-time pretax benefit from settlement proceeds.